Exhibit 1
SECURITIES PURCHASE AGREEMENT
     This Securities Purchase Agreement (this “Agreement”) is dated as of May 20, 2010, between Borders Group, Inc., a Michigan corporation (the “Company”), and LeBow Gamma Limited Partnership, a Delaware limited partnership (the “Purchaser”).
     WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, securities of the Company as more fully described in this Agreement.
     NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Purchaser agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings set forth in this Section 1.1:
     “Action” will have the meaning ascribed to such term in Section 3.1(m).
     “Additional Consent Right” will have the meaning ascribed to such term in Section 4.2(a)(iii).
     “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.
     “Agreement” will have the meaning ascribed to such term in the Preamble.
     “Annual Report” means the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010 as filed with the SEC on April 1, 2010.
     “Board of Directors” means the board of directors of the Company.
     “BSL Affiliate” means, with respect to Bennett S. LeBow, Mr. LeBow’s (a) spouse, (b) a lineal descendant of Mr. LeBow’s parents or the parents of Mr. LeBow’s spouse, the spouse of any such descendant or a lineal descendant of any such spouse, (c) a trustee of a trust (whether inter vivos or testamentary), all of the current beneficiaries and presumptive remaindermen of which are Mr. LeBow’s and/or one or more persons described in clauses (i) through (ii) of this definition, (d) a corporation, limited liability company, trust or partnership or any other entity of which a majority of the outstanding shares of capital stock or interests therein are controlled by Mr. LeBow and/or persons described in clauses (a) through (c) of this definition, (e) an individual covered by a qualified domestic relations order with Mr. LeBow or any person described in clauses (a) or (b) of this definition or (f) a legal or personal representative of Mr. LeBow or any person described in clause (a), (b) or (e) in the event of any such person’s death or disability. For purposes of this definition, “presumptive remaindermen” refers to those persons entitled to a share of a trust’s assets if it were then to terminate.

     “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.
     “Bylaws” means the Restated By-Laws of the Company, as amended, and attached hereto as Exhibit A.
     “Charter” means the articles of incorporation of the Company, as amended, and attached hereto as Exhibit B
     “Common Shares” means the common shares of the Company, no par value per share.
     “Company” will have the meaning ascribed to such term in the Preamble.
     “Company Shareholder Approval” will have the meaning ascribed to such term in Section 6.3(a)(i).
     “Company Shareholder Meeting” will have the meaning ascribed to such term in Section 6.3(a)(i).
     “Company Stock Plans” means the Company’s 1998 Stock Option Plan, 2004 Long-Term Incentive Plan, Management Stock Purchase Plan, Stock Option Plan, Employee Stock Purchase Plan, Director Stock Plan, 401(k) Plan, Savings Plan for International Employees, Savings Plan for Employees Working in Puerto Rico and Stock Option Plan for International Employees, each as amended and in effect as of the date hereof.
     “Confidentiality Agreement” will have the meaning ascribed to such term in Section 3.2(g).
     “Demand Registration” will have the meaning ascribed to such term in Section 5.1.
     “Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.
     “Encumbrances” means any lien (statutory or otherwise), charge, mortgage, pledge, hypothecation, security interest, deed of trust, option, right of first refusal, title defect, claim, or other adverse claim of any third parties.
     “Equity Securities” means (a) capital stock or other equity interests (including the Common Shares) of the Company and (b) options, warrants or other securities that are directly or indirectly convertible into, exchangeable for or exercisable for capital stock or other equity interests of the Company.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Exempt Issuance” means any issuance by the Company of (a) the Securities to the Purchaser in accordance with this Agreement or the Transaction Documents, (b) Equity Securities to directors, officers or employees of the Company or its Subsidiaries pursuant to the 2004 Stock Plan; provided that such amount in the aggregate will not exceed the number of shares authorized for issuance as of the date hereof under the 2004 Stock Plan, which for the avoidance of doubt, includes Common Shares that may be forfeited, terminated, settled in cash or cancelled under a Company Stock Plan and available for issuance under the 2004 Stock Plan, (c) Common Shares to directors, officers or employees of the Company or its Subsidiaries upon the exercise of stock options or vesting of restricted stock units granted under a Company Stock Plan and outstanding as of the date hereof or granted pursuant to written employment agreements filed by the Company with the SEC prior to the date hereof, (d) rights to the shareholders of the Company pursuant to the Rights Offering, (e) additional warrants issued pursuant to Article 5 of that certain Warrant and Registration Rights Agreement (as amended or modified), dated as of April 9, 2008, by and among the Company, Computershare Inc. and Computershare Trust Company, N.A., as a result of any of the transactions contemplated by the Transaction Documents or the Rights Offering or (f) Common Shares pursuant to the exercise, conversion or exchange of any options, warrants or other rights granted or issued by the Company in accordance with clauses (d) or (e).
     “GAAP” will have the meaning ascribed to such term in Section 3.1(h).
     “Group” means any “group” of Persons as such term is used in and construed under Sections 13(d)(3) and 14(d)(2) of the Exchange Act.
     “Initial Closing” means the closing of the purchase and sale of the Shares on May 21, 2010 pursuant to Section 2.1.
     “Initial Closing Date” means the date upon with the Initial Closing occurs.
     “Letter Agreement” means that certain letter agreement dated April 19, 2010 by and between the Company and the Purchaser.
     “Loan Documents” means (a) the Third Amended and Restated Revolving Credit Agreement dated as of March 31, 2010 by and among the Company, Borders, Inc. and the lenders, agents and guarantors named therein, (b) the Term Loan Agreement dated as of March 31, 2010 by and among the Company, Borders, Inc. and the lenders, agents and guarantors named therein, and (c) the Intercreditor Agreement dated as of March 31, 2010 by and among the Company, Borders, Inc. and the lenders, agents and guarantors named therein.
     “Material Adverse Effect” will have the meaning ascribed to such term in Section 3.1(a).
     “NYSE” means the New York Stock Exchange.
     “Outside Approval Date” means September 30, 2010.
     “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.
     “Proposal” will have the meaning ascribed to such term in Section 6.6.
     “Proxy Statement” means the proxy statement and related materials that the Company will send to its shareholders in advance of the Company Shareholder Meeting.
     “Purchase Price” will have the meaning ascribed to such term in Section 2.1.
     “Purchaser” will have the meaning ascribed to such term in the Preamble.

     “Purchaser Consent Rights” will have the meaning ascribed to such term in Section 4.2(a).
     “Purchaser Expenses” will have the meaning ascribed to such term in Section 7.1.
     “Purchaser Nominees” will have the meaning ascribed to such term in Section 4.1(a).
     “Registrable Securities” means the Shares and, if the Warrant is issued pursuant to Section 2.5(a), the Warrant and the Warrant Shares.
     “Registration Expenses” will have the meaning ascribed to such term in Section 5.8.
     “Registration Statement” means any registration statement of the Company which covers any Registrable Securities and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
     “Representatives” means, as to any Person, its directors, officers, employees, agents, attorneys, accountants and financial advisors.
     “Request” will have the meaning ascribed to such term in Section 5.1.
     “Required Approvals” will have the meaning ascribed to such term in Section 3.1(d).
     “Required Registration Statement” means a Registration Statement which covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 5.1 on an appropriate form pursuant to the Securities Act (other than pursuant to Rule 415), and which form will be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
     “Required Shelf Registration Statement” means a Registration Statement which covers the Registrable Securities requested to be included therein pursuant to the provisions of Section 5.1 on an appropriate form or any similar successor or replacement form (in accordance with Section 5.1 hereof) pursuant to Rule 415 of the Securities Act, and which form will be available for the sale of the Registrable Securities in accordance with the intended method or methods of distribution thereof, and all amendments and supplements to such Registration Statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.
     “Restricted Period” will have the meaning ascribed to such term in Section 6.6.
     “Restricted Person” will have the meaning ascribed to such term in Section 6.6.
     “Rights Offering” will have the meaning ascribed to such term in Section 6.5.
     “Rule 144” means Rule 144 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.

     “Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such Rule.
     “SEC” means the United States Securities and Exchange Commission.
     “SEC Reports” will have the meaning ascribed to such term in Section 3.1(h).
     “Second Closing” will have the meaning ascribed to such term in Section 2.4.
     “Second Closing Date” will have the meaning ascribed to such term in Section 2.4.
     “Securities” means the Shares and, if the Warrant is issued pursuant to Section 2.5(a), the Warrant and the Warrant Shares.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Shares” will have the meaning ascribed to such term in Section 2.1.
     “Shelf Registration” will have the meaning ascribed to such term in Section 5.1.
     “Small Format Stores” means stores owned or leased by the Company or any of its Subsidiaries that consist of Waldenbooks stores, Borders airport stores, “Borders Express” stores and “Borders Outlet” stores.
     “Stock Appreciation Right” means a stock appreciation right in the form of Exhibit C.
     “Subsidiary” means any subsidiary of the Company as set forth on Exhibit 21.1 to the Company’s Annual Report.
     “Suspension” will have the meaning ascribed to such term in Section 5.7.
     “Suspension End Date” will have the meaning ascribed to such term in Section 5.7.
     “Trading Market” means the NYSE or any market or exchange on which the Common Shares are listed or quoted for trading on the date in question.
     “Transaction Documents” means this Agreement, all exhibits and schedules to this Agreement, the Stock Appreciation Right, the Warrant and any other documents or agreements executed in connection with the transactions contemplated hereunder.
     “Transfer” will have the meaning ascribed to such term in Section 6.4(a).
     “Transfer Agent” means Computershare Trust Company, N.A., the transfer agent of the Company, and any successor transfer agent of the Company.
     “UK Business” means the Company’s United Kingdom business, which includes Paperchase Products Ltd. and its subsidiaries and the Company’s 17% equity interest in Bookshop Acquisitions Ltd.
     “Warrant” means a stock purchase warrant in the form of Exhibit D.

     “Warrant Shares” means the Common Shares issuable upon exercise of the Warrant.
     “2004 Stock Plan” means the Company’s 2004 Long-Term Incentive Plan, as amended and in effect as of the date hereof.
ARTICLE II.
PURCHASE AND SALE
     2.1 Initial Closing. On the Initial Closing Date, upon the terms and subject to the conditions set forth in this Agreement, the Company agrees to sell, and the Purchaser agrees to purchase, 11,111,111 Common Shares (the “Shares”). The purchase price for the Shares is $25,000,000 (the “Purchase Price”). At the Initial Closing, the Purchaser will deliver the Purchase Price to the Company via wire transfer of immediately available funds, the Company will deliver to the Purchaser the Shares and the Company and the Purchaser will each deliver the other items set forth in Section 2.2 deliverable at the Initial Closing. Subject to the satisfaction of the covenants and conditions set forth in Sections 2.2 and 2.3, the Initial Closing will occur on May 21, 2010 at the offices of Baker & McKenzie LLP, 1114 Avenue of the Americas, New York, New York 10036, or such other location as the parties may mutually agree.
     2.2 Initial Closing Deliveries.
     (a) On or prior to the Initial Closing Date, the Company will deliver or cause to be delivered to the Purchaser the following:
     (i) this Agreement duly executed by the Company;
     (ii) a legal opinion of Baker & McKenzie LLP, substantially in the form of Exhibit E;
     (iii) a certificate evidencing the Shares registered in the name of the Purchaser;
     (iv) a certificate executed by a duly authorized officer of the Company confirming that the conditions set forth in Sections 2.3(b)(i) and (ii) have been satisfied; and
     (v) the Purchaser Expenses by wire transfer of immediately available funds, which will be paid to the account or accounts that the Purchaser specifies to the Company in writing at least two days prior to the Initial Closing.
     (b) On or prior to the Initial Closing Date, the Purchaser will deliver or cause to be delivered to the Company the following:
     (i) this Agreement duly executed by the Purchaser;
     (ii) the Purchase Price by wire transfer of immediately available funds, which will be paid to the account that the Company specifies to the Purchaser in writing at least two days prior to the Initial Closing; and
     (iii) a certificate executed by a duly authorized officer of the Purchaser confirming that the conditions set forth in Sections 2.3(a)(i) and (ii) have been satisfied.

     2.3 Initial Closing Conditions.
     (a) The obligations of the Company in connection with the Initial Closing are subject to the following conditions being satisfied:
     (i) the accuracy in all material respects when made and on the Initial Closing Date (unless as of a specific date therein) of the representations and warranties of the Purchaser set forth in Section 3.2;
     (ii) all obligations, covenants and agreements of the Purchaser required to be performed at or prior to the Initial Closing Date will have been performed in all material respects; and
     (iii) the delivery by the Purchaser of the items set forth in Section 2.2(b).
     (b) The obligations of the Purchaser hereunder in connection with the Initial Closing are subject to the following conditions being satisfied:
     (i) the accuracy in all material respects when made and on the Initial Closing Date (unless as of a specific date therein) of the representations and warranties of the Company set forth in Section 3.1;
     (ii) all obligations, covenants and agreements of the Company required to be performed at or prior to the Initial Closing Date will have been performed in all material respects; and
     (iii) the delivery by the Company of the items set forth in Section 2.2(a).
     2.4 Second Closing. On the third Business Day following the first to occur of the date of the Company Shareholder Meeting or the Outside Approval Date (as applicable, the “Second Closing Date”), the Company will issue to the Purchaser (a) the Warrant, if the Company Shareholder Approval has been obtained on or prior to the Second Closing Date, or (b) the Stock Appreciation Right, if the Company Shareholder Approval has not been obtained on or prior to the Second Closing Date. The closing of the issuance of the Warrant or the Stock Appreciation Right, as applicable (the “Second Closing”), will occur at the offices of Baker & McKenzie LLP, 1114 Avenue of the Americas, New York, New York 10036, or such other location as the parties may mutually agree.
     2.5 Second Closing Deliveries. On or prior to the Second Closing Date, the Company will deliver or cause to be delivered to the Purchaser:
     (a) the Warrant, if the Company Shareholder Approval has been obtained on or prior to the Second Closing Date; or
     (b) the Stock Appreciation Right, if the Company Shareholder Approval has not been obtained on or prior to the Second Closing Date; and
     (c) any Purchaser Expenses that have accrued following the Initial Closing Date and that are required to be paid in accordance with Section 7.1 hereof, by wire transfer of immediately available funds, which will be paid to the account or accounts that the Purchaser specifies to the Company in writing at least two days prior to the Second Closing Date.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES
     3.1 Representations and Warranties of the Company. The Company represents and warrants to the Purchaser that except as disclosed in the Annual Report or in any other report, schedule or document filed with or furnished to the SEC by the Company and publicly available on the SEC’s Electronic Data Gathering, Analysis and Retrieval System at least two Business Days prior to the date of this Agreement (excluding information contained in any risk factor or in any cautionary language relating to forward-looking statements included in the Annual Report or any such other report, schedule or document) or as disclosed in the Disclosure Schedules:
     (a) Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own, lease, operate and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation nor default of any of the provisions of its respective certificate or the Charter, the Bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Action has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.
     (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by each of the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of each of the Transaction Documents by the Company and, subject to the Required Approvals, the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board of Directors or the Company’s shareholders in connection therewith. Each Transaction Document to which it is a party has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law or public policy.
     (c) No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents, the issuance and sale of the Securities and the consummation by the Company of the transactions contemplated hereby and thereby to which it is a party do not and will not (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or the Charter, the Bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or any Subsidiary is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or any Subsidiary is bound or affected, except in the case of each of clauses (ii) and (iii) for matters that would not have a Material Adverse Effect.
     (d) Filings, Consents and Approvals. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of the Transaction Documents and the consummation of the transactions contemplated hereunder or thereunder, other than (i) the Company Shareholder Approval as contemplated by Section 6.3, (ii) the notice or application to each applicable Trading Market for the issuance and sale of the Securities and the listing of the Shares and, if the Company Shareholder Approval is obtained, the Warrant Shares, for trading thereon in the time and manner required thereby and (iii) such filings as are required to be made under applicable federal and state securities laws (collectively, the “Required Approvals”).
     (e) Issuance of the Securities. The Shares are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of all Encumbrances. If the Company Shareholder Approval is obtained, the Warrant and, upon the exercise thereof, the Warrant Shares, will be duly authorized, and if and when issued in accordance with the terms of the Transaction Documents, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances. The Company has reserved for issuance from its duly authorized capital stock the number of Common Shares equal to the number of Warrant Shares. Assuming the accuracy of the Purchaser’s representations and warranties in Section 3.2, the issuance of the Securities is exempt from registration under the Securities Act. The Company understands and acknowledges that the number of Warrant Shares issuable upon exercise of the Warrant in the event the Company Shareholder Approval is obtained will increase upon the occurrence of an event specified in and subject to the terms of the Warrant. The Company further acknowledges that if the Company Shareholder Approval is obtained, its obligation to issue the Warrant Shares upon exercise of the Warrant in accordance with this Agreement and the Transaction Documents is, in each case, absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of the other shareholders of the Company.
     (f) Capitalization.
     (i) The authorized capital stock of the Company is 300,000,000 Common Shares, of which as of the date hereof 60,452,689 Common Shares are issued and outstanding. As of the date hereof, there are an aggregate of 1,406,933 Common Shares reserved for issuance by the Company upon the exercise of outstanding stock options and the vesting of outstanding restricted stock units. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, and none of such outstanding shares were issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. There are no shareholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders. Other than awards under the Company Stock Plans, no other equity based awards are outstanding as of the date hereof. As of the date hereof, the Company has not issued any Equity Securities since its filing of the Annual Report except pursuant to a Company Stock Plan.
     (ii) Except as contemplated under this Agreement, no Person has any outstanding subscriptions, options, warrants, commitments, rights of first refusal, preemptive rights, rights of participation, or any similar rights, to participate in the transactions contemplated by the Transaction Documents. Except as contemplated as a result of the purchase and sale of the Securities, there are no outstanding subscriptions, options, warrants, scrip rights to subscribe to, calls, phantom stock rights, rights of first refusal, preemptive rights, rights of participation or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any Equity Securities or contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional Equity Securities. The issuance and sale of the Securities will not obligate the Company to issue Equity Securities to any Person (other than the Purchaser) and will not result in a right of any holder of Company securities to adjust the exercise, conversion, exchange or reset price under any of such securities. The transactions contemplated by the Transaction Documents will not constitute a change of control under any Company Stock Plan or any agreement or plan entered into or maintained by the Company for the benefit of any of its employees, officers or directors.
     (g) Subsidiaries. The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary free and clear of any Encumbrances, and all of the issued and outstanding shares of capital stock of each Subsidiary are validly issued and are fully paid, non-assessable and free of preemptive and similar rights to subscribe for or purchase securities. There are no outstanding subscriptions, options, warrants, scrip rights to subscribe to, calls, phantom stock rights, rights of first refusal, preemptive rights, rights of participation or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire any capital stock of, any Subsidiary, or any contracts, commitments, understandings or arrangements by which the Company or any Subsidiary is or may become bound to issue additional capital stock of any Subsidiary to any Person.
     (h) SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act, the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, and the rules and regulations of the Trading Market, for the two year period preceding the date of this Agreement or such shorter period as the Company was required by law or regulation to file such material (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the Trading Market, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included (or incorporated by reference) in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared from the books and records of the Company and its Subsidiaries in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. The books and records of the Company and the Subsidiaries have been maintained in all material respects in accordance with GAAP and only reflect actual transactions.
     (i) Proxy Statement. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act and will not, at the time the definitive Proxy Statement is filed with the SEC and mailed to the shareholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation or warranty is made herein by Company with respect to any information supplied by the Purchaser for inclusion in the Proxy Statement.
     (j) Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Initial Closing Date. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act. The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the applicable evaluation date. Since the applicable evaluation date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

     (k) Listing and Maintenance Requirements. The Common Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act, and the Company has taken no action designed to, or which to its knowledge is likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act nor has the Company received any notification that the SEC is contemplating terminating such registration. The Company is in material compliance with the listing and maintenance requirements of the NYSE with respect to its Common Shares.
     (l) Material Adverse Change. Since the date of the latest audited financial statements included in the Annual Report, the Company and each Subsidiary has conducted its business in the ordinary course consistent with past practice and (i) there has been no event, occurrence or development that has had a Material Adverse Effect, (ii) neither the Company nor any Subsidiary has incurred any material liabilities, whether due or to become due (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to GAAP or disclosed in filings made with the SEC; provided that such liabilities do not exceed $5,000,000, (iii) the Company has not materially altered its method of accounting, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or, except in connection with exercises or vesting of equity awards under the Company Stock Plans or pursuant to written employment agreements included as exhibits to reports filed by the Company with the SEC, purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (v) the Company has not issued any equity securities to any officer, director or Affiliate, except pursuant to the Company Stock Plans and pursuant to written employment agreements included as exhibits to reports filed by the Company with the SEC. There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company pursuant to the Securities Act or the Exchange Act and is not so disclosed or that would otherwise be reasonably likely to have a Material Adverse Effect.
     (m) Litigation. There is no claim, action, suit, complaint, inquiry, notice of violation, proceeding, demand, inquest, audit, investigation or other judicial, administrative or arbitration proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) involves a claim that is in excess of $1,000,000, (ii) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Securities or (iii) would, if there were an unfavorable decision, have a Material Adverse Effect. Neither the Company nor any Subsidiary, nor to the knowledge of the Company any director or officer thereof, is the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. To the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any Registration Statement filed by the Company or any Subsidiary under the Exchange Act or the Securities Act.
     (n) Investment Company. The Company is not, and is not an Affiliate of, and immediately after receipt of payment for the Shares, will not be or be an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended. The Company will conduct its business in a manner so that it will not become an “investment company” subject to registration under the Investment Company Act of 1940, as amended.

     (o) Brokers and Finders. No brokerage or finder’s fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents.
     (p) Permits; Compliance With Laws.
     (i) The Company is, and since January 1, 2009, has been, in compliance with all laws of any governmental authority applicable to the business or its operations, except where the failure to be in compliance would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any notice of, or been charged with, a material violation of any laws or rules and regulations.
     (ii) The Company currently has all permits required for the operation of the Company in the ordinary course of business and all such permits are in full force and effect. The Company is not in violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of any permit to which it is a party, except where such violation would not have a Material Adverse Effect.
     (q) Application of Takeover Protection. The Company and the Board of Directors have taken all necessary action, if applicable, to render inapplicable any control share acquisition, poison pill or similar anti-takeover provision under the Company’s charter or organizational documents, which is or could become applicable to the Purchaser as a result of the consummation of the transactions contemplated hereunder or pursuant to the Transaction Documents. The Company has not adopted a shareholder rights plan.
     (r) Foreign Corrupt Practices. Neither the Company nor any Subsidiary, nor any director, officer, employee, agent or other Person acting on behalf of the Company nor any Subsidiary, as the case may be, has in the course of its actions for, or on behalf of, the Company or any Subsidiary (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (iv) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.
     (s) No Other Representations and Warranties. The representations and warranties set forth in this Section 3.1 are the only representations and warranties made by the Company with respect to the Securities or any other matter relating to the transactions contemplated by the Transaction Documents. Except as specifically set forth in this Section 3.1, (a) the Company is selling the Securities to the Purchaser “as is” and “where is” and with all faults, and makes no warranty, express or implied, as to any matter whatsoever relating to the Securities or any other matter relating to the transactions contemplated by the Transaction Documents, including as to (i) merchantability or fitness for any particular use or purpose, (ii) the operation of the business of the Company after the Initial Closing in any manner or (iii) the probable success or profitability of the business of the Company after the Initial Closing, and (b) other than the indemnification obligations of the Company set forth in Section 5.11 and the reimbursement of the Purchaser Expenses set forth in Section 7.1, neither the Company nor any of its Affiliates, or any of their respective officers, directors, employees, agents, Representatives or shareholders will have, or will be subject to, any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates or Representatives of, or the Purchaser’s use of, any information relating to the Company or any of its Affiliates, including any descriptive memoranda, summary business descriptions or any information, documents or material made available to the Purchaser or its Affiliates or Representatives, whether orally or in writing, in management presentations, functional “break-out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement.
     3.2 Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Company that:
     (a) Organization; Authority. The Purchaser is a limited partnership, duly organized, validly existing and in good standing under the laws of the state of Delaware, with full right, corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and performance by the Purchaser of the transactions contemplated by the Transaction Documents have been duly authorized by all necessary corporate action on the part of the Purchaser. Each Transaction Document has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.
     (b) No Conflicts. The execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation by it of the transactions contemplated hereby and thereby to which it is a party do not and will not (i) conflict with or violate any provision of the Purchaser’s limited partnership agreement, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Encumbrance upon any of the properties or assets of the Purchaser, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument or other understanding to which the Purchaser is a party or by which any property or asset of the Purchaser is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Purchaser is subject (including federal and state securities laws and regulations), or by which any property or asset of the Purchaser is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in (A) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (B) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Purchaser or (C) a material adverse effect on the Purchaser’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document.
     (c) Own Account. The Purchaser is acquiring the Securities in the ordinary course of its business, as principal for its own account for investment only and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law (this representation and warranty not limiting the Purchaser’s right to sell the Securities pursuant to a Registration Statement as contemplated by Article V or otherwise in compliance with applicable federal and state securities laws).
     (d) Purchaser Status. At the time the Purchaser was offered the Securities, it was, and as of the date hereof and the Initial Closing Date it is, and on each date on which it exercises the Warrant in whole or in party, it will be either (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act or (ii) a “qualified institutional buyer” as defined in Rule 144A(a) under the Securities Act. The Purchaser is not required to be registered as a broker-dealer under Section 15 of the Exchange Act.
     (e) Experience of the Purchaser. The Purchaser, either alone or together with its Representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. The Purchaser has had the opportunity to ask questions of the Company concerning the Company and the Securities and to request, receive, review and consider all information it deems relevant in making an informed decision to purchase the Securities. The Purchaser understands that its investment in the Securities involves a significant degree of risk, including a risk of total loss of the Purchaser’s investment, and the Purchaser has full cognizance of and understands all of the risk factors related to the Purchaser’s purchase of the Securities, including those set forth under the caption “Risk Factors” in the Annual Report. The Purchaser understands that the market price of the Common Shares has been volatile and that no representation is being made as to the future value of the Common Shares. The Purchaser is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment.
     (f) Restricted Securities. The Purchaser understands that the Shares and, if the Warrant is issued pursuant to Section 2.5(a), the Warrant and if the Warrant is exercised, the Warrant Shares, are being offered and sold to it in reliance upon specific exemptions from the registration requirements of the Securities Act and state securities laws and that the Company is relying upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Securities. The Purchaser understands that, until such time as a Registration Statement has been declared effective or the Shares, the Warrant or any Warrant Shares may be sold pursuant to Rule 144 under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Securities will bear a restrictive legend in substantially the following form:
     “THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES AND OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT

THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS. THE TRANSFER OF THE SECURITIES EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS SET FORTH IN A SECURITIES PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE PURCHASER OF SUCH SECURITIES. THE COMPANY AND ITS TRANSFER AGENT WILL NOT BE OBLIGATED TO RECOGNIZE OR GIVE EFFECT TO ANY TRANSFER MADE IN VIOLATION OF SUCH RESTRICTIONS. A COPY OF SUCH RESTRICTIONS MAY BE OBTAINED FROM THE COMPANY UPON WRITTEN REQUEST.”
     The Purchaser understands that no federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Securities.
     (g) Certain Transactions and Confidentiality. Since the initial date the Purchaser was contacted by or on behalf of the Company regarding the offering of the Securities by the Company, neither the Purchaser or any of its Affiliates, nor any Group of which it or any of its Affiliates is a member, has established or increased, directly or indirectly, a put equivalent position, as defined in Rule 16(a)-1(h) under the Exchange Act, with respect to the Company’s equity securities. The Purchaser and its Affiliates have maintained the confidentiality of all disclosures made to it in connection with the transactions contemplated by the Transaction Documents in accordance with and as required pursuant to that certain Confidentiality Agreement, dated as of March 2, 2010, by and between the Company and BSL Capital, Inc. (the “Confidentiality Agreement”). Immediately prior to the entry into this Agreement, the Purchaser does not beneficially own or have the right to acquire any Equity Securities.
     (h) Office. The Purchaser’s office in which its investment decision with respect to the Securities was made is located at 667 Madison Avenue, 14th Floor, New York, New York 10065.
     (i) Information for Proxy Statement. The information supplied by the Purchaser for inclusion in the Proxy Statement will not, at the time the definitive Proxy Statement is filed with the SEC and mailed to the shareholders of the Company, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (j) Brokers and Finders. No brokerage or finder’s fees or commissions are or will be payable by the Purchaser to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the transactions contemplated by the Transaction Documents, other than Jefferies & Company, Inc.
     (k) Reliance. In entering into this Agreement and the Transaction Documents and purchasing the Securities, the Purchaser has relied solely upon the express representations, warranties and covenants of the Company set forth in Section 3.1, and Purchaser’s own investigation and analysis. The Purchaser acknowledges that except as set forth in Section 3.1, neither the Company nor any officer, director, employee, agent or Representative of the Company makes any representation or warranty, either express or implied, concerning the Securities or the transactions contemplated by the Transaction Documents.

ARTICLE IV.
GOVERNANCE
     4.1 Board of Directors.
     (a) Effective as of the Initial Closing Date and for so long as a Purchaser Nominee has the right to serve on the Board of Directors pursuant to this Section 4.1, the Company will use its reasonable best efforts and take all corporate actions (including complying with the provisions of this Section 4.1) within its power such that: (i) the Board of Directors will consist of nine members, (ii) two of the members of the Board of Directors will be designated by the Purchaser (the “Purchaser Nominees”) and (iii) the Board of Directors will cause Bennett LeBow to be elected Chairman of the Board of Directors. As of the Initial Closing Date, (A) the initial Purchaser Nominees are Bennett LeBow and Howard Lorber, (B) Richard McGuire has resigned from the Board of Directors and the Board of Directors has accepted such resignation and (C) Richard McGuire has resigned as Chairman of the Board of Directors and the Board of Directors has accepted such resignation.
     (b) The Chairman of the Board of Directors will have the power to, at reasonable times and upon reasonable advance notice, convene special meetings of the Board of Directors and its committees at his reasonable discretion and to provide the agendas for such meetings. If a special meeting of the Board of Directors is called by any person other than a Purchaser Nominee pursuant to the Bylaws of the Company, then the Company will provide the Purchaser Nominees with reasonable advance notice of the meeting that is substantially contemporaneous to the notice given to the Company’s other directors, and will hold such meeting at a reasonable time.
     (c) Each of the Purchaser Nominees will serve as a director on the Board of Directors for such term as is provided in the Charter and the Bylaws until his or her death, earlier resignation or removal from the Board of Directors. At any meeting of shareholders of the Company at which directors are elected to the Board of Directors (i) the Company will (A) recommend to the shareholders of the Company that each Purchaser Nominee be so elected to the Board of Directors, and (B) use its reasonable best efforts to cause the election of each Purchaser Nominee by the Company’s shareholders (including the inclusion of each Purchaser Nominee that is standing for election on the Company’s slate of nominees and providing the same level of support as is provided for other Company nominees to the Board of Directors) and (ii) the Purchaser will (A) take all actions as are necessary for the Common Shares held by the Purchaser or any of its Affiliates to be present at such meeting either in Person or by proxy, and (B) use its reasonable best efforts to cause the election of the Board of Directors’ nominees, including by voting all of the Common Shares held by the Purchaser or its Affiliates in favor of such nominees; provided that the obligations set forth in this clause (ii) will terminate upon the expiration of the Restricted Period.
     (d) In the event a Purchaser Nominee ceases to be a member of the Board of Directors, the Company will take all corporate actions within its power to fill such vacancy with another Purchaser Nominee as designated by the Purchaser, including using its reasonable best efforts to cause the election to the Board of Directors of another Purchaser Nominee designated by the Purchaser to fill such vacancy (such Purchaser Nominee to be reasonably acceptable to the Company) until such time as the next annual election, upon which the provisions of Section 4.1(c) above will apply. Notwithstanding the foregoing, in the event such vacant position is not able to be filled by the Purchaser, for any reason, the Company will provide the Purchaser with observer rights for one person designated by the Purchaser during any period between the time that such vacancy is created and the time any such Purchaser Nominee is elected to the Board of Directors.
     (e) Subject to applicable law, the Purchaser will have the power to procure the resignation of the Purchaser Nominees on the Board of Directors at any time, as to be set forth in an agreement by and between the Purchaser and each Purchaser Nominee.
     (f) The Purchaser will have the right to designate one Purchaser Nominee on each committee of the Board of Directors or, if the Purchaser Nominees are restricted from serving as members of a committee of the Board of Directors under the requirements of the Trading Market or applicable law, the Purchaser will have the right to designate one observer (such observer to be reasonably acceptable to the Company if such observer is not a Purchaser Nominee) who may attend and observe the committee meetings, subject with respect to such observer rights, to the requirements of the Trading Market and applicable law; provided that if for any reason the Purchaser Nominees (or observer) are unable to attend a committee meeting, the members of such committee present at such committee meeting will maintain an accurate written record of such meeting (including with respect to any resolutions or actions taken therewith) and a copy of such written record shall be delivered to each Purchaser Nominee within five Business Days of the meeting.
     (g) The Purchaser’s governance rights set forth in this Section 4.1 will apply also to the boards of directors or boards of managers, as the case may be, of each Subsidiary. If the Purchaser Nominees are restricted from serving as members of any board of directors or board of managers, as the case may be, of any Subsidiary under the requirements of the Trading Market or applicable law, the Purchaser will have the right to designate one observer (such observer to be reasonably acceptable to the Company if such observer is not a Purchaser Nominee) who may attend and observe such meetings, subject, with respect to such observer rights, to the requirements of the Trading Market and applicable law; provided that if for any reason the Purchaser Nominees (or observer) are unable to attend any such meetings of the board of directors or board of managers, as the case may be, of a Subsidiary, the members of such board of directors or board of managers, as the case may be, present at such meeting will maintain an accurate written record of such meeting (including with respect to any resolutions or actions taken therewith) and a copy of such written record shall be delivered to each Purchaser Nominee within five Business Days of the meeting.
     (h) The rights of the Purchaser under this Section 4.1 will terminate at such time as the Purchaser beneficially owns less than 5,555,555 Common Shares (as adjusted for stock splits, stock dividends, subdivisions and combinations of Common Shares); provided that the number of Common Shares beneficially owned by the Purchaser for purposes of this Section 4.1 will be determined by excluding any Warrant Shares underlying any unexercised portion of the Warrant then held by the Purchaser or any of its Affiliates.
     4.2 Certain Restrictions.
     (a) From the date of this Agreement, the Company will be required to obtain the consent of the Purchaser (collectively, the “Purchaser Consent Rights”) prior to the Company or any of its Subsidiaries:
     (i) approving the annual budget and plan for the Company;

     (ii) making any capital expenditure in excess of $2,000,000 not included in the Company’s approved annual budget;
     (iii) appointing, terminating or transferring the Chief Executive Officer or the Chief Financial Officer of the Company, or any other executive officer of the Company, or materially amending or modifying the terms and conditions of any such Person’s terms and conditions of employment; provided that this subclause (iii) will not apply to an Exempt Issuance or awards or payments made pursuant to the Company’s annual incentive plans (the “Additional Consent Right”); provided further that the rights set forth in this sub-clause (iii) will be operative only upon approval of the Additional Consent Right by the shareholders of the Company as set forth herein;
     (iv) from the Initial Closing Date until the fifth anniversary of the Initial Closing Date, entering into or consummating any merger, consolidation, business combination, reorganization, recapitalization, asset sale (including any sale of stock of a Subsidiary) or any other acquisition or series of related transactions or lease or license of any properties or assets of the Company with a value, in any one case, in excess of $5,000,000; provided that this subclause (iv) will not apply to any internal reorganization of the Company or any of its Subsidiaries that is for tax purposes or which is by and between any direct or indirect wholly-owned subsidiaries of the Company;
     (v) entering into any joint venture agreement, partnership agreement or any other similar agreement with a value in excess of $5,000,000;
     (vi) acquiring any material shares or other material equity interests in, or making any other material investments in, any other Person;
     (vii) amending or modifying the constituent documents of the Company or any Subsidiary in a manner which would adversely affect the Purchaser’s rights pursuant to the Transaction Documents, or adopting or amending any anti-takeover measures, or changing or modifying the size of the Board of Directors (except in accordance with Section 4.1);
     (viii) declaring, setting aside, making or paying any dividends or distributions (other than by Subsidiaries of the Company);
     (ix) engaging in stock repurchases or redemptions (other than in connection with an Exempt Issuance);
     (x) issuing any equity securities or instruments convertible (including warrants) into equity securities or any phantom stock or other similar rights, other than in connection with an Exempt Issuance;
     (xi) incurring indebtedness (including guarantees) for borrowed money or granting of Encumbrances, other than (A) indebtedness (including guarantees) for borrowed money incurred or granting of Encumbrances under the Loan Documents or any refinancings thereof, (B) vendor inventory financing and Encumbrances on real property provided in the ordinary course of business and (C) in connection with a loan facility not to exceed £9,000,000 for all or part of the UK Business;

     (xii) commencing any proceeding under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, making an assignment for the benefit of creditors or approving a plan of dissolution or liquidation with respect to the Company or any of its Subsidiaries;
     (xiii) adopting any plan or program to close a material number of existing stores (other than Small Format Stores) or to open a material number of new stores;
     (xiv) entering into any substantially new line of business or adopting any plan to conduct business outside of the United States and those non-United States jurisdictions in which the Company conducts business as of the date hereof (other than through the Company’s website or e-book offerings);
     (xv) terminating or materially modifying the Company’s existing Internet website;
     (xvi) except as required by the Loan Documents, selling, transferring, licensing, assigning, permitting to lapse or otherwise disposing of any material intellectual property rights of the Company or its Subsidiaries;
     (xvii) making any material change in the cash management practices or in the accounting practices, methods and principles of the Company, except as required by GAAP;
     (xviii) waiving against third parties any rights or claims of the Company or its Subsidiaries in excess of $5,000,000;
     (xix) entering into, materially adversely modifying or terminating any material agreement of the Company or its Subsidiaries;
     (xx) entering into any Affiliate transactions or related party transactions of the type that would require disclosure by the Company under Item 404(a) of Regulation S-K; or
     (xxi) agreeing to any of the foregoing.
     (b) In the event that the Company seeks to take any of the actions set forth in Section 4.2(a) above, and at a duly called meeting of the Board of Directors, each of the Purchaser Nominees present at such meeting determines that it is in the best interests of the Company to vote in favor of any of the foregoing actions that would otherwise require the consent of the Purchaser pursuant to Section 4.2(a), and each Purchaser Nominee present at such meeting votes in favor of taking such action, as reflected in the written records of such meeting of the Board of Directors, by virtue of the affirmative vote by each such Purchaser Nominee, the Purchaser will be deemed to have consented to the taking of such action. Notwithstanding anything to the contrary herein, any consent of the Purchaser granted in accordance herewith will only apply to the specific instance of the taking of any such action and should the Company desire to take the same action again (or any other action pursuant to Section 4.2(a)), the Purchaser’s consent rights set forth herein will once again apply and the taking of any such action by the Company will be first subject to compliance with Section 4.2(a).

     (c) The Purchaser Consent Rights will terminate at such time as the Purchaser beneficially owns less than 5,555,555 Common Shares (as adjusted for stock splits, stock dividends, subdivisions and combinations of Common Shares); provided that the number of Common Shares beneficially owned by the Purchaser for purposes of this Section 4.2(c) will be determined by excluding any Common Shares underlying any unexercised portion of the Warrant then held by the Purchaser or any of its Affiliates.
ARTICLE V.
REGISTRATION RIGHTS
     5.1 Demand Registration. Subject to Section 6.4, at any time following 90 days after the Company Shareholder Meeting, the Purchaser may request in writing (“Request”) (which Request will specify the Registrable Securities intended to be disposed and the intended method of distribution thereof) that the Company register under the Securities Act all or part of the Registrable Securities beneficially owned by the Purchaser, its Affiliates or the BSL Affiliates (a) on a Registration Statement on Form S-3 or other available form (a “Demand Registration”) or (b) on a Shelf Registration Statement covering any Registrable Securities (or otherwise designating an existing Shelf Registration Statement with the SEC to cover the Registrable Securities) (“Shelf Registration”). Each Request pursuant to this Section 5.1 will be in writing and will specify the number of Registrable Securities requested to be registered.
     5.2 Restrictions on Demand Registrations. Notwithstanding anything to the contrary in this Agreement, the Purchaser may not make more than two Requests in the aggregate. The Company may postpone for up to 120 days the filing or the effectiveness of a Registration Statement if the Board of Directors determines in good faith that such Demand Registration or Shelf Registration, as the case may be, would reasonably be expected to have a material adverse effect on any acquisition of assets (other than in the ordinary course of business), merger, consolidation, tender offer or any other material business transaction by the Company or any of its Subsidiaries; provided that in such event, the Purchaser will be entitled to withdraw such request and, if such request is withdrawn, such Request will not count as one of the permitted Requests. Notwithstanding anything to the contrary contained herein, the Company may not postpone a Demand Registration or Shelf Registration, as the case may be, under this Section 5.2 more than once in any twelve-month period.
     5.3 Selection of Underwriters; Underwritten Offering. If the Purchaser so elects in writing delivered to the Company, the Company will use its reasonable best efforts to cause a Demand Registration to be in the form of an underwritten offering. The Company will have the right to select the managing underwriter and managers to administer the offering, subject to such managing underwriter being an nationally recognized investment bank reasonably acceptable to the Purchaser. The holders of Registrable Securities may not participate in any registration hereunder which is underwritten unless such holders (a) agree to sell such holders’ securities on the basis provided in any underwriting agreement with the underwriters and (b) complete and execute all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements.
     5.4 Withdrawals. The Purchaser may withdraw all or any part of the Registrable Securities from a Registration Statement at any time prior to the effective date of such Registration Statement. If such withdrawal is made primarily as a result of the failure of the Company to comply with any provision of this Agreement or any law, rule or regulation governing the offer or sale of Registrable Securities, then such Request will not count as one of the permitted Requests and the Company will be responsible for the payment of all Registration Expenses in connection with such registration. In the case of any other withdrawal, the Purchaser may elect either to pay for the Registration Expenses associated with the withdrawn registration or to forfeit one Request.

     5.5 Registration Procedures. Whenever the Purchaser has made a Request in accordance with Section 5.1 that any Registrable Securities be registered pursuant to this Agreement, the Company will:
     (a) not later than the 60th calendar day after the receipt by the Company of such a Request, prepare and file with the SEC a Required Registration Statement or Required Shelf Registration Statement, as the case may be, providing for the registration under the Securities Act of the Registrable Securities which the Company has been so requested to register in accordance with the intended methods of distribution thereof specified in such Request or further requests, and will use reasonable best efforts to have such Required Registration Statement or Required Shelf Registration Statement, as the case may be, declared effective by the SEC as soon as practicable thereafter and to keep such Required Registration Statement continuously effective for a period of at least (i) 90 calendar days, in the case of a Demand Registration (or, in the case of an underwritten offering, such period as the Underwriters will reasonably require) following the date on which such Required Registration Statement is declared effective (or such shorter period which will terminate when all of the Registrable Securities covered by such Required Registration Statement have been sold pursuant thereto) or (ii) 180 calendar days, in the case of a Shelf Registration, following the date on which such Required Shelf Registration Statement is declared effective (or such shorter period which will terminate when all of the Registrable Securities covered by such Required Shelf Registration Statement have been sold pursuant thereto), including, in either case, if necessary, by filing with the SEC a post-effective amendment or a supplement to the Required Registration Statement or Required Shelf Registration Statement or the related Prospectus or any document incorporated therein by reference or by filing any other required document or otherwise supplementing or amending the Required Registration Statement or Required Shelf Registration Statement, if required by the rules, regulations or instructions applicable to the registration form used by the Company for such Required Registration Statement or Required Shelf Registration Statement or by the Securities Act, the Exchange Act, any state securities or blue sky laws, or any rules and regulations thereunder;
     (b) prepare and file with the SEC such amendments and supplements to such Registration Statement and the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement for the period set forth in (a) above;
     (c) furnish to each seller of Registrable Securities such number of copies of such Registration Statement, each amendment and supplement thereto, the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by the seller;
     (d) use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by the seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or (ii) consent to general service of process in any such jurisdiction);
     (e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriters of such offering and take such other actions as are prudent and reasonably required in order to expedite or facilitate the disposition of such Registrable Securities, including causing its officers to participate in “road shows” and other information meetings organized by the managing underwriters;
     (f) notify each seller of Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and in such case, the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;
     (g) use its reasonable best efforts to cause all such Registrable Securities which are registered to be listed on each securities exchange on which similar securities issued by the Company are then listed;
     (h) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement;
     (i) enter into such customary agreements and take all such other actions as the holder of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;
     (j) make available for inspection by the Purchaser, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by the Purchaser or any underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by the Purchaser or any underwriter, attorney, accountant or agent in connection with such Registration Statement;
     (k) if such sale is pursuant to an underwritten offering, use reasonable best efforts to obtain a “cold comfort” letters dated the effective date of the Registration Statement and the date of the closing under the underwriting agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing underwriter reasonably requests;
     (l) use reasonable best efforts to furnish, at the request of the Purchaser on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the Registration Statement with respect to such securities becomes effective, an opinion, dated such date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and the seller may reasonably request and are customarily included in such opinions;
     (m) use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement registering such Registrable Securities;

     (n) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable but no later than 15 months after the effective date of the Registration Statement, an earnings statement covering the period of at least twelve months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement, which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;
     (o) cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with Financial Industry Regulatory Authority; and
     (p) use reasonable best efforts to take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.
     If any such registration or comparable statement refers to a holder of Registrable Securities by name or otherwise as the holder of any securities of the Company and if its sole and exclusive judgment, such holder is or might be deemed to be a controlling person of the Company, such holder will have the right to require (i) the insertion therein of language, in form and substance satisfactory to such holder and presented to the Company in writing, to the effect that the holding by such holder of such securities is not to be construed as a recommendation by such holder of the investment quality of the Company’s securities covered thereby and that such holding does not imply that such holder will assist in meeting any future financial requirements of the Company or (ii) in the event that such reference to such holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force, the deletion of the reference to such holder; provided that with respect to this clause (ii) such holder will furnish to the Company an opinion of counsel to such effect, which opinion and counsel will be reasonably satisfactory to the Company. In connection with any Registration Statement in which the holder of Registrable Securities is participating, the holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests specifically for use in connection with any such Registration Statement or prospectus.
     5.6 Removal of Legends. The Purchaser and each subsequent holder of Registrable Securities hereby covenants with the Company not to make any sale of the Registrable Securities under any Registration Statement without complying with the provisions of this Agreement and without effectively causing the prospectus delivery requirement under the Securities Act to be satisfied. The legend set forth in Section 3.2(f) will be removed and the Company will issue a certificate without such legend or any other legend to the holder of the applicable Registrable Securities upon which it is stamped, if (i) such Registrable Securities are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such sale, assignment or transfer of such Registrable Securities may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Company with reasonable assurance that such Registrable Securities can be sold, assigned or transferred pursuant to Rule 144. Following the effective date of the Registration Statement, the Company will as soon as reasonably practicable following the delivery by the holder of Registrable Securities to the Company or the Company’s transfer agent of a legended certificate representing such Registrable Securities, deliver or cause to be delivered to the Purchaser a certificate representing such Registrable Securities that is free from all restrictive and other legends.
     5.7 Suspension. The Purchaser acknowledges that there may be times when the Company must suspend the use of the prospectus forming a part of the Registration Statement (a “Suspension”)

until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the SEC, or until such time as the Company has filed an appropriate report with the SEC pursuant to the Exchange Act. The holder of Registrable Securities hereby covenants that it will not sell any Registrable Securities pursuant to such prospectus during the period commencing at the time at which the Company gives the holder of Registrable Securities written notice of a Suspension of the use of such prospectus and ending at the time the Company gives the holder of Registrable Securities written notice that the holder may thereafter effect sales pursuant to such prospectus (the “Suspension End Date”). Following the Suspension End Date, the Company will promptly notify the holder of Registrable Securities in writing that the use of the prospectus may be resumed and will provide the holder with a copy of any amendment to the Registration Statement or supplement to the prospectus. The total number of days that any such Suspension may be in effect in any 180 day period will not exceed 60 days and no more than two Suspensions may occur in a twelve-month period.
     5.8 Registration Expenses. Subject to the limitations set forth in Sections 5.4 and 5.9, all expenses incident to the Company’s performance of or compliance with this Article V, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance, the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed and fees and disbursements of counsel for the Company and all independent certified public accountants retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company.
     5.9 Other Expenses. The holder of Registrable Securities included in any registration pursuant to this Agreement will pay all fees, costs and expenses of its counsel, accountants, advisers or representatives and all expenses of any broker’s commission or underwriter’s discount or commission relating to the registration and sale of its securities.
     5.10 Rule 144 Reporting. With a view to making available to the holders of Registrable Securities the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:
     (a) make and keep public information available, as those terms are understood and defined in Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;
     (b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and
     (c) so long as any holder owns any Registrable Securities, furnish to such holder promptly upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 of the Securities Act and of the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company filed with the SEC and (iii) such other reports and documents as a holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.
     5.11 Company Indemnification. The Company agrees to indemnify and hold harmless, to the extent permitted by law, the Purchaser, its Affiliates and the BSL Affiliates, and its and each of their officers, partners, members, agents and directors and each Person who controls the Purchaser (within the meaning of the Securities Act or the Exchange Act) from and against (i) any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the holder of Registrable Securities or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein, and (ii) any and all losses, claims, damages, liabilities and expenses whatsoever (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental authority, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Company (which will not be unreasonably withheld); in each case, except insofar as the same are (i) caused by or based upon any information furnished in writing to the Company by the holder of Registrable Securities expressly for use therein or (ii) caused by such holder’s failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto (solely to the extent it was such holder’s responsibility to so deliver) after the Company has furnished such holder with a sufficient number of copies of the same and to the extent that such current copy would have cured such losses, claims, damages, liabilities or expenses. In connection with an underwritten offering, the Company will indemnify any underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the holder of Registrable Securities.
     5.12 Purchaser Indemnification. The Purchaser agrees to indemnify and hold harmless, to the extent permitted by law, the Company, its Affiliates, its and their officers, partners, members, agents and directors and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) from and against any and all losses, claims, damages, liabilities and expenses (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses) caused by, arising out of or relating to any untrue or alleged untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto covering the resale of any Registrable Securities by or on behalf of the holder of Registrable Securities or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such holder of Registrable Securities expressly stated to be used in connection with such Registration Statement.
     5.13 Resolution of Claims. Any Person entitled to indemnification hereunder will give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification; provided the failure so to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to the indemnified party hereunder except to the extent that the indemnifying party is materially prejudiced or otherwise forfeits substantive rights or defenses by reason of such failure. If notice of commencement of any such action is given to the indemnifying party as above provided, the indemnifying party will be entitled to participate in and, to the extent it may wish, jointly with any other indemnifying party similarly notified, to assume the defense of such action at its own expense, with counsel chosen by it and reasonably satisfactory to such indemnified party. The indemnified party will have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel will be paid by the indemnified party unless (a) the indemnifying party agrees to pay the same, (b) the indemnifying party fails to assume the defense of such action with counsel reasonably satisfactory to the indemnified party or (c) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the indemnified party and such parties have been advised by such counsel that either (i) representation of such indemnified party and the indemnifying party by the same counsel would be inappropriate under applicable standards of professional conduct or (ii) it is reasonably foreseeable that there will be one or more material legal defenses available to the indemnified party which are different from or additional to those available to the indemnifying party. In any of such cases, the indemnified party will not have the right to participate in the defense of such action with its own counsel, the reasonable fees and expenses of which will be paid by the indemnifying party, it being understood, however, that the indemnifying party will not be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for all indemnified parties. No indemnifying party will be liable for any settlement entered into without its written consent. No indemnifying party will, without the consent of such indemnified party, effect any settlement of any pending or threatened proceeding in respect of which such indemnified party is a party and indemnity has been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such Indemnified Party from all liability for claims that are the subject matter of such proceeding.
     5.14 Contribution. If the indemnification provided for in Section 5.11 or 5.12 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, will to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party will be determined by a court of law by reference to, among other things, if it relates to an untrue or alleged untrue statement of a material fact or the omission to state a material fact in a Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereof covering the resale of any Registrable Securities by or on behalf of the holder of Registrable Securities, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of any loss, claim, damage or liability referred to above will be deemed to include, subject to the limitations set forth in this Section 5.14, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.14 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 5.14. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
ARTICLE VI.
OTHER AGREEMENTS OF THE PARTIES
     6.1 Press Release. The Company will, on the Business Day immediately following the date of this Agreement, issue a press release in substantially the form attached as Exhibit F disclosing the material terms of the transactions contemplated by this Agreement. The parties will reasonably cooperate with each other with respect to any additional public statements or press releases relating to the transactions contemplated by this Agreement.

     6.2 Reservation of Warrant Shares and Listing. The Company will as soon as possible after the Initial Closing Date prepare and file with the Trading Market an additional shares listing application covering the Shares and use its reasonable best efforts to cause the Shares to be approved for listing or quotation on such Trading Market as soon as possible thereafter. From the date of this Agreement until the earlier of (a) the Company Shareholder Approval not being obtained or (b) if the Company Shareholder Approval is obtained, until such time as the Warrant is exercised, the Company will maintain a reserve from its duly authorized Common Shares for issuance of the Warrant Shares upon exercise of the Warrant. In the event the Company Shareholder Approval is obtained, the Company will as soon as possible after the Second Closing Date prepare and file with the Trading Market an additional shares listing application covering the Warrant and the Warrant Shares and will use its reasonable best efforts to cause the Warrant and Warrant Shares to be approved for listing or quotation on such Trading Market as soon as possible thereafter.
     6.3 Company Shareholder Meeting.
     (a) As soon as practicable following the Initial Closing Date, the Company, acting through the Board of Directors, will, in accordance with the Charter, the Bylaws, applicable law and the rules of the Trading Market:
     (i) duly call and give notice of a meeting of the Company’s shareholders (such meeting, or any adjournment or postponement thereof, the “Company Shareholder Meeting”) for the purpose of seeking the approval by the Company’s shareholders of the Warrant and the Warrant Shares (the “Company Shareholder Approval”) and for the grant by the Company to the Purchaser of the Additional Consent Right;
     (ii) recommend the approval of the Warrant and Warrant Shares by the Company’s shareholders at the Company Shareholder Meeting and use its reasonable best efforts to solicit such approval;
     (iii) recommend the approval of the Additional Consent Right and use its reasonable best efforts to solicit such approval;
     (iv) provide the Purchaser and its counsel with a reasonable opportunity to review and comment upon the Company’s preliminary Proxy Statement prior to its filing with the SEC; and
     (v) file with the SEC a preliminary Proxy Statement with respect to the Company Shareholder Meeting satisfying the requirements of the Exchange Act.
     (b) If the Company does not receive comments from the staff of the SEC to the preliminary Proxy Statement, then the Company will as soon as practicable thereafter, file a definitive Proxy Statement with the SEC, cause the definitive version of the Proxy Statement to be mailed to its shareholders as soon as it is legally permissible to do so and, in accordance with the Charter, the Bylaws, applicable law and the rules of the Trading Market, convene and hold the Company Shareholder Meeting as soon as practicable thereafter.
     (c) If the Company receives comments from the staff of the SEC to the preliminary Proxy Statement, then the Company will:
     (i) promptly provide the Purchaser and its counsel with copies of any written comments and telephonic notice of any oral comments of the SEC with respect to the preliminary Proxy Statement, respond promptly to any comments raised by the SEC with respect to such preliminary Proxy Statement, permit the Purchaser and its counsel to review and comment upon the Company’s proposed responses to any such comments, file with the SEC as promptly as practicable the Company’s responses to any such comments, and cause the definitive version of the Proxy Statement to be mailed to its shareholders as soon as it is legally permitted to do so; and
     (ii) in accordance with the Charter, the Bylaws, applicable law and the rules of the Trading Market, use its reasonable best efforts to convene and hold the Company Shareholder Meeting as soon as is practicable following its filing of the definitive version of the Proxy Statement with the SEC.
     (d) The Purchaser agrees to vote at any Company Shareholder Meeting all of the Shares held by it in favor of the approval of the Warrant and the Warrant Shares to the fullest extent it is permitted to do so in accordance with the rules of the Trading Market.
     6.4 Transfer Restrictions.
     (a) Except as expressly provided in this Section 6.4, the Purchaser agrees that it will not at any time, directly or indirectly, sell, assign, pledge, hypothecate or otherwise transfer (a “Transfer”) any interest in any Securities or the Stock Appreciation Right.
     (b) Notwithstanding the provisions of Section 6.4(a), the Purchaser will have the right to Transfer:
     (i) at any time, all or any portion of the Securities or the Stock Appreciation Right to any Affiliate of the Purchaser or any BSL Affiliate;
     (ii) at any time, all or any portion of the Securities or the Stock Appreciation Right in connection with any agreement authorized by the Board of Directors that (A) provides for a change in control of the Company as defined in the Loan Documents (as amended) or as such phrase is defined in any successor definitive documentation that is entered into by the Company in connection with any refinancing of the Loan Documents, or (B) in connection with any third party tender offer for 50% or more of the Company Shares recommended by the Board of Directors to the Company’s shareholders; and
     (iii) at any time after the first anniversary of the Initial Closing Date (which period will include any lock-up period pursuant to any applicable securities laws); provided that any Transfer of a portion of the Securities representing (or, in the case of the Warrant, exercisable for Common Shares representing) more than 5% of the Common Shares outstanding as of the date of the Transfer to any one Person will only be permitted to Persons who are not competitors of the Company and who the Purchaser reasonably believes are acquiring the Securities in the ordinary course of business and not with the purpose of changing or influencing the control of the Company; provided that any Transfer of a portion of Securities representing more than 5% of the Common Shares outstanding as of the date of the Transfer to any broker, dealer, registered agent, bank, insurance company, underwriter or similar Person with a view or intent to on-sell or distribute the Securities, will be permitted.
     (c) As a condition to any Transfer to an Affiliate of the Purchaser pursuant to Section 6.4(b)(i), the Purchaser will obtain a written agreement of its Affiliate or BSL Affiliate,

as the case may be, in form and substance reasonably acceptable to the Company, pursuant to which such Affiliate will agree to be bound by the provisions of this Section 6.4 with respect to the Securities or Stock Appreciation Right to be Transferred to such Affiliate or BSL Affiliate, as the case may be. If any Person to which Securities or the Stock Appreciation Right have been Transferred pursuant to Section 6.4(b)(i) ceases for any reason to be an Affiliate of the Purchaser or a BSL Affiliate, the Purchaser will promptly cause all Securities or the Stock Appreciation Right beneficially owned by such Person to be Transferred to the Purchaser, to an Affiliate of the Purchaser or to a BSL Affiliate, and will promptly advise the Company in writing of such Transfer.
     (d) The certificates representing the Shares, the Warrant, the Warrant Shares and the Stock Appreciation Right will bear a legend referencing the restrictions on Transfer set forth in this Section 6.4 and the Company may provide notice instructing the Transfer Agent not to recognize or give effect to any Transfer in violation of such restrictions. Any Transfer or attempted Transfer of the Securities or the Stock Appreciation Right in violation of the provisions of this Section 6.4 will be void and will have no force or effect.
     6.5 Rights Offering. The Company will be permitted in its sole and absolute discretion up until the first anniversary of the Initial Closing Date to commence a rights offering to the shareholders of the Company for an aggregate amount of not more than $25 million in net proceeds (the “Rights Offering”). In any such Rights Offering, the Company may offer each of its shareholders the right, which may be transferable, to purchase one Common Share per share that such shareholder owns at a price per share of no less than $2.00. The Rights Offering may be structured so that shareholders exercising their right in full will have the right to purchase additional Company Shares that are not subscribed for pursuant to the exercise of such rights prior to the applicable exercise deadline.
     6.6 Standstill. For the period commencing on the date hereof and ending on the earlier of (i) the two year anniversary of the date hereof and (ii) such time as the Purchaser beneficially owns less than 5,555,555 Common Shares (as adjusted for stock splits, stock dividends, subdivisions and combinations of Common Shares and for purposes of this clause (ii) including any Warrant Shares underlying any unexercised portion of the Warrant then held by the Purchaser or any of its Affiliates) (the earlier of (i) or (ii), the “Restricted Period”), neither the Purchaser, nor any of its Affiliates or any BSL Affiliate (each, a “Restricted Person”) will in any manner, directly or indirectly, without the prior written consent of a majority of the Company’s directors who are independent under the rules of the Trading Market and who are not Purchaser Nominees:
     (a) other than the acquisition of the Shares by the Purchaser pursuant to this Agreement, the issuance of the Warrant in accordance with the Transaction Documents, the acquisition of the Warrant Shares upon the exercise of the Warrant or the acquisition of any Common Shares issued by the Company pursuant to Section 1.3(c) of the Stock Appreciation Right, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any Equity Securities or direct or indirect rights or options to acquire any securities of any Subsidiary, or of any successor to the Company, or any assets of the Company or of its divisions or of any such successor such that in any event the Purchaser’s beneficial ownership of Common Shares on a fully diluted basis, after giving effect to the conversion or exercise of all outstanding rights, options and warrants for Common Shares (which calculation shall include the Shares acquired by the Purchaser pursuant to this Agreement and either (A) in the event Company Shareholder Approval is obtained, the Warrant Shares issuable upon the exercise of the Warrant, or (B) in the event the Company Shareholder Approval is not obtained, and the Purchaser subsequently elects to acquire any Common Shares pursuant to Section 1.3(c) of the Stock Appreciation Right, such number of Common Shares to be issued in connection therewith), would result in a “change of control” as defined in the Loan Documents (as amended) or as defined in any successor definitive documentation that is entered into by the Company in connection with any refinancing of the Loan Documents;
     (b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” (as such terms are used in the rules of the SEC), or advise or seek to influence any Person with respect to the voting of any voting securities of the Company or any of its Subsidiaries;
     (c) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any tender or exchange offer, merger, recapitalization, reorganization or business combination or other similar extraordinary transaction involving the Company or any of its Subsidiaries or any of their securities or assets, on the one hand, and the Purchaser, any of its Affiliates or any BSL Affiliate, on the other hand;
     (d) form, join or in any way participate in a Group in connection with any of the foregoing;
     (e) otherwise act, alone or in concert with others (including by providing financing to another party), to seek or offer to control or influence the management, Board of Directors, policies or affairs of the Company;
     (f) advise, assist or encourage any other Person in connection with any of the foregoing; or
     (g) publicly request (or otherwise request in a manner that could reasonably be expected to require public disclosure by the Company) that the Company, directly or indirectly, amend or waive any provision of this Section 6.6.
     Notwithstanding anything to the contrary herein but subject to Section 6.8, during the Restricted Period (i) nothing in Sections 6.6(e) and (f) will prohibit or restrict (A) the performance by any Purchaser Nominee of any actions required in their capacity as a director of the Company (or as Chairman of the Board of Directors, as the case may be) or (B) the exercise of Purchaser’s rights under Sections 4.1 and 4.2 of this Agreement and (ii) in the event that a third party (other than the Purchaser, any of its Affiliates or any BSL Affiliate) makes a proposal to acquire 100% of the Equity Securities of the Company, or all or substantially all of the assets of the Company (a “Proposal”), and the Board of Directors resolves not to pursue any discussions, negotiations or the entry into definitive documentation in connection with the Proposal and the Purchaser supports such discussions, negotiations or entry into definitive documentation, the provisions set forth in Section 6.6(d), (e), (f) and (g) will not apply to the Proposal, including as it may be amended or modified.
     6.7 Continuing Restrictions. After the Restricted Period, the provisions of Section 6.6(a) will continue to apply to the Purchaser, its Affiliates and the BSL Affiliates except in the case of acquisitions of Equity Securities (a) made pursuant to a transaction that, if consummated, would result in the acquisition of 100% of the Equity Securities of the Company or (b) that do not result in a “change in control” as defined in the Loan Documents (as amended) or as defined in any successor definitive documentation that is entered into by the Company in connection with any refinancing of the Loan Documents.
     6.8 Transactions with the Purchaser. Any proposed transaction or amendment to any agreement between the Company and the Purchaser or any of its Affiliates will require the prior approval of a majority of disinterested directors of the Company and, if required by law or the rules of the Trading Market, by a majority of Common Shares owned by the disinterested shareholders of the Company.
ARTICLE VII.
MISCELLANEOUS
     7.1 Fees and Expenses. Upon the submission of invoices from the Purchaser containing in reasonable detail the fees and expenses incurred by the Purchaser (including without limitation, the reasonable fees and expenses of the Purchaser’s legal counsel and financial advisors) on or prior to the Initial Closing Date and the Second Closing Date, as the case may be, in connection with the negotiation and consummation of the transactions contemplated by the Transaction Documents and the Letter Agreement (the “Purchaser Expenses”), the Company will promptly following receipt of such invoices reimburse the Purchaser for any Purchaser Expenses; provided that in no event will the Company reimburse the Purchaser for any Purchaser Expenses in excess of $1,500,000. Any Purchaser Expenses in excess of $1,500,000 or expenses incurred by the Purchaser after the Second Closing Date will be borne exclusively by the Purchaser. The Company will pay all Transfer Agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchaser, which for the avoidance of doubt, will not be deemed a “Purchaser Expense.”
     7.2 Entire Agreement. The Transaction Documents, the Letter Agreement and the Confidentiality Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.
     7.3 Notices. Each party giving any notice required or permitted under this Agreement will give the notice in writing, and use one of the following methods of delivery to the party to be notified, at the address set forth below or another address of which the sending party has been notified in accordance with this Section 7.3: (a) personal delivery, (b) facsimile or telecopy transmission with a reasonable method of confirming transmission, (c) commercial overnight courier with a reasonable method of confirming delivery, or (d) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a party is effective for purposes of this Agreement only if given as provided in this Section 7.3 and if the intended addressee has actually received the notice.

If to the Seller:	Borders Group, Inc. 100 Phoenix Drive Ann Arbor, Michigan 48108 Facsimile 734-477-1370 Attention: Thomas D. Carney Executive Vice President, General Counsel and Secretary

With a copy (which will not constitute notice) to:	Baker & McKenzie LLP One Prudential Plaza 130 East Randolph Street Chicago, Illinois 60601 Facsimile: 312-861-2899 Attention: Craig A. Roeder Christopher M. Bartoli

If to the Purchaser:	LeBow Gamma Limited Partnership 667 Madison Avenue, 14th Floor New York, NY 10065 Facsimile: 212-319-3328 Attention: Bennett S. LeBow

With a copy (which will not constitute notice) to:	Latham & Watkins LLP 885 Third Avenue New York, New York 10022-4834 Facsimile: 212-751-4864 Attention: M. Adel Aslani-Far
     7.4 Amendments; Waivers. No provision of this Agreement may be waived, modified, supplemented or amended except in a written instrument signed, in the case of an amendment, by the Company and the Purchaser or, in the case of a waiver, by the party against whom enforcement of any such waived provision is sought. Subject to applicable law and the rules of the Trading Market and the provisions of Section 6.8, the Company and the Purchaser may at any time before or after the Company Shareholder Meeting amend this Agreement or any of the Transaction Documents. No waiver of any default with respect to any provision, condition or requirement of this Agreement will be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor will any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.
     7.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.
     7.6 Successors and Assigns. This Agreement will be binding upon the parties and their respective successors and assigns and will inure to the benefit of the parties and their respective successors and permitted assigns. The Company may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser. The Purchaser may not assign or delegate this Agreement or any rights or obligations hereunder without the prior written consent of the Company. None of the rights granted to the Purchaser pursuant to this Agreement or any of the other Transaction Documents (other than the right to exercise the Warrant or the Stock Appreciation Right in accordance with its terms) may be exercised by any Person other than the Purchaser or any Affiliate of the Purchaser to which Securities are Transferred in accordance with Sections 6.4(b)(i) and 6.4(c) (so long as such Person continues to be an Affiliate of the Purchaser).
     7.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Sections 5.11 and 5.12.
     7.8 No Survival. The representations and warranties contained herein will not survive the Initial Closing Date.
     7.9 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together will be considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.
     7.10 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties hereto will use their reasonable best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.
     7.11 Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company will issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction, including an affidavit of loss and indemnity, which will not include a requirement to post bond. The applicant for a new certificate or instrument under such circumstances will also pay any reasonable third-party costs associated with the issuance of such replacement Securities.
     7.12 Remedies. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agree that either party may be entitled to equitable remedies, including specific performance, in the event of such breach. Each of the parties agree to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
     7.13 Business Days. If the last or appointed day for the taking of any action or the expiration of any right required or granted in this Agreement or any other Transaction Document is not a Business Day, then such action may be taken or such right may be exercised on the next succeeding Business Day.
     7.14 Construction. The parties agree that each of them and their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of the Transaction Documents or any amendments hereto. The use of the word “including” in this Agreement means “including without limitation” and is intended by the parties to be by way of example rather than limitation.
     7.15 Governing Law and Venue. The Michigan Business Corporation Act will govern all questions concerning the due authorization and issuance of the Shares and the Warrant Shares, the nomination and election of directors of the Company and similar matters relating to the Company. All other questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents will be governed by and construed and enforced in accordance with the internal procedural and substantive laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the construction, validity, enforcement and interpretation of this Agreement or any other Transaction Document (whether brought against a party to this Agreement or its respective Affiliates, directors, officers, shareholders, employees or agents) will be solely and exclusively subject to the jurisdiction (a) in the United States District Court for the state of New York located in the Southern District of New York and (b) in a state court of the State of New York located in the county of New York. Each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the foregoing courts for the adjudication of any dispute arising in connection with this Agreement or any other Transaction Document and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service will constitute good and sufficient service of process and notice thereof. Nothing contained herein will be deemed to limit in any way any right to serve process in any other manner permitted by law.
     7.16 WAIVER OF JURY TRIAL. IN ANY ACTION, SUIT OR PROCEEDING IN ANY JURISDICTION BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY, THE PARTIES EACH KNOWINGLY AND INTENTIONALLY, TO THE GREATEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY ABSOLUTELY, UNCONDITIONALLY, IRREVOCABLY AND EXPRESSLY WAIVES FOREVER TRIAL BY JURY.
(Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BORDERS GROUP, INC.
By:
Name:
Title:

LEBOW GAMMA LIMITED PARTNERSHIP
By:
Name:
Title: